U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 12b-25

NOTIFICATION OF LATE FILING

(CHECK ONE):

[X] Form 10-Q and Form 10-QSB

[    ] Form 10-K and Form 10-KSB [    ] Form 20-F [    ] Form 11-K [    ] Form N-SAR

For Period Ended: March 31, 2004

[    ]        Transition Report on Form 10-KSB

[    ]        Transition Report on Form 20-F

[    ]        Transition Report on Form 11-K

[    ]        Transition Report on Form 10-Q

[    ]        Transition Report on Form N-SAR

For the Transition Period Ended:

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Nothing in this Form shall be construed to imply that the

Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I — REGISTRANT INFORMATION

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Full Name of Registrant

(Former Name if Applicable)

TVC TELECOM INCORPORATED

Address of Principal Executive Office (Street and Number)

3550 BISCAYNE BOULEVARD

SUITE 704

City, State and Zip Code

MIAMI, FLORIDA 33137

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PART II — RULES 12B-25(b) AND (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

[X]    (a)    The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

☒	(b) The subject annual report, semi-annual report, transition report on Form 10-KSB, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

☐	(c) The accountant’s statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III — NARRATIVE

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State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

Registrant was not able to obtain all necessary information for the Form 10-QSB by May 17, 2004, the due date, because the Company is experiencing delays in the collection and the compilation of certain financial and other information required to be included in the Form 10-QSB. The Form 10-QSB will be filed as soon as reasonably practicable and in no event later than the fifth calendar day following the prescribed due date.

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PART IV — OTHER INFORMATION

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(1)        Name and telephone number of person to contact in regard to this notification

Dennis J. Olle	(305) 860-7044
(Name)	(Telephone Number)

(2)        Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer it no, identify report(s).

☒ Yes ☐ No

(3)        Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

☐ Yes ☒ No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

TVC TELECOM INCORPORATED

(Name of Registrant as specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 18, 2004	By: /s/ HARLEY L. ROLLINS
HARLEY L. ROLLINS, PRESIDENT